Exhibit 10.1 to

8-K dated January 5, 2009 for

Seacoast Banking Corporation of Florida

409A AMENDMENT TO
EMPLOYMENT AGREEMENT

This 409A Amendment to Employment Agreement (the “409A Amendment”) among                                        (the “Executive”), Seacoast National Bank (the “Bank”) and the Bank’s parent company, Seacoast Banking Corporation of Florida (the “Company”) is entered into effective as of the 31st day of December, 2008.  Individually, each of the Executive, the Bank and the Company is a “Party” and collectively they are the “Parties.”

WHEREAS, the Parties have previously entered into certain employment agreements, including an Executive Employment Agreement dated as of ___________ and a Change of Control Employment Agreement dated as of, _________, each as amended from time to time (such agreement or agreements as currently in force the “Agreement”);

WHEREAS, the Agreement may be amended by a written agreement between the Parties thereto; and

WHEREAS, the Parties desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows, notwithstanding anything to the contrary in the Agreement:

1.

The Executive’s date of termination (“Date of Termination”) for purposes of the Agreement means the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

2.

Any payment to the Executive following the Executive’s Date of Termination that is payable on account of such termination shall not be paid as provided in the Agreement but shall be paid in a lump sum (determined taking into account the time value of money) within thirty (30) days after the Executive’s Date of Termination; provided, however, that if the  Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his separation from service, any payment to Executive following the Executive’s Date of Termination that is payable on account of such termination shall be paid in a lump sum (determined taking into account the time value of money) on the earlier of (a) the first business day of the seventh month after the Executive’s Date of Termination or (b) the Executive’s death.

3.

Any bonus paid pursuant to the Agreement that is not payable on account of a termination, including the Annual Bonus, shall not be paid as provided in the Agreement

4.

but shall be paid not later than the fifteenth day of the third month after the end of the Company’s fiscal year to which the bonus relates, unless the Executive has elected to defer the receipt of such bonus pursuant to a written deferral agreement.

5.

In all events, expense reimbursements made pursuant to the Agreement will be made no later than the year following the year in which the expense was incurred.  Notwithstanding any other provision of the Agreement to the contrary, any expense reimbursed by the Bank or the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Bank or the Company in any other taxable year.

6.

Payment of any tax gross-up pursuant to the Agreement shall be made no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

7.

In no event shall the payment by the Bank or the Company of reimbursement to the Executive for any legal fees or costs pursuant to the Agreement be made later than the end of the calendar year next following the calendar year in which such fees and costs were incurred, provided, that the Executive shall have submitted an invoice for such fees and costs at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and costs were incurred.  The amount of such legal fees and costs that the Bank or Company is obligated to pay in any given calendar year shall not affect the legal fees and costs that the Bank or Company is obligated to pay in any other calendar year, and the Executive’s right to have the Bank or Company pay such legal fees and costs may not be liquidated or exchanged for any other benefit.

8.

In no event shall any payment under the Employment Agreement be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Section 409A.

9.

To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A.  The Agreement will be administered in a manner consistent with this intent.  References to Section 409A will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.  Each payment to be made to the Executive under the provisions of the Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A.

10.

Except as set forth above, the Agreement shall remain in full force and effect as originally written.

11.

All capitalized terms used herein and not otherwise expressly defined herein shall have the respective meanings given to such terms in the Agreement.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this 409A Amendment as of the day and year first above written.

Date	Name:

SEACOAST NATIONAL BANK

Date	By:
Name:
Title:

SEACOAST BANKING CORPORATION OF FLORIDA

Date	By:
Name:
Title:

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